As filed with the Securities and Exchange Commission on May 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________________________________

Aegion Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	17988 Edison Avenue Chesterfield, Missouri (636) 530-8000	45-3117900 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices)

AEGION CORPORATION

2016 NON-EMPLOYEE DIRECTOR EQUITY PLAN

(Full title of the plan)

DAVID F. MORRIS, ESQ.

Executive Vice President, General Counsel and Chief Administrative Officer

Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

(636) 530-8000

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

KIMBERLY M. EILERTS, ESQ.

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Aegion Corporation Class A Common Stock, $0.01 par value	166,456	$21.135	$3,518,047.56	$354.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Class A common stock, $0.01 par value per share (the “Common Stock”) of Aegion Corporation (the “Registrant”) as may become issuable pursuant to the anti-dilution provisions of the employee benefit plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such interests.

(2)

Estimated solely for the purposes of computing the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Global Select Market on April 29, 2016.

The undersigned Registrant hereby files this Registration Statement to register one hundred sixty-six thousand, four hundred fifty-six (166,456) shares of the Registrant’s Common Stock, for issuance to participants under the Aegion Corporation 2016 Non-Employee Director Equity Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed February 29, 2016;

(ii)

The Company’s Current Reports on Form 8-K (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto), filed January 8, 2016, February 24, 2016 and April 25, 2016;

(iii)

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2015; and

(iv)

The description of the Registrant’s Class A Common Stock set forth in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. Paragraph Tenth of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or for unlawful stock purchase or redemption of the corporation’s stock under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date Paragraph Tenth became effective.

Section 145 of the Delaware General Corporation Law permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation.

Article Seventh of the Company’s Certificate of Incorporation provides for full indemnification of its directors and officers to the extent permitted by Section 145. In addition, Article V of the Company’s Amended and Restated By-Laws provides for indemnification of persons by reason of the fact that he or she is or was serving as a director and/or officer of the Company

In addition to the provisions in its Certificate of Incorporation and its Amended and Restated By-Laws, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual directors. These agreements generally provide such directors with a contractual right of indemnification to the full extent provided by applicable law and the charter documents of the Company as in effect at the respective dates of such agreements.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on May 4, 2016.

AEGION CORPORATION

By	/s/ Charles R. Gordon
Charles R. Gordon President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Charles R. Gordon and David F. Morris, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Aegion Corporation 2016 Non-Employee Director Equity Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles R. Gordon	President, Chief Executive Officer and Director	May 4, 2016
Charles R. Gordon	(Principal Executive Officer)

/s/ David A. Martin	Executive Vice President and Chief Financial Officer	May 4, 2016
David A. Martin	(Principal Financial and Accounting Officer)

/s/ Alfred L. Woods	Chairman of the Board	May 4, 2016
Alfred L. Woods

/s/ Stephen P. Cortinovis	Director	May 4, 2016
Stephen P. Cortinovis

/s/ Stephanie A. Cuskley	Director	May 4, 2016
Stephanie A. Cuskley

/s/ Christopher B. Curtis	Director	May 4, 2016
Christopher B. Curtis

/s/ Walter J. Galvin	Director	May 4, 2016
Walter J. Galvin

/s/ Charles R. Gordon	Director	May 4, 2016
Charles R. Gordon

Signature	Title	Date

/s/ Juanita H. Hinshaw	Director	May 4, 2016
Juanita H. Hinshaw

/s/ M. Richard Smith	Director	May 4, 2016
M. Richard Smith

/s/ Phillip D. Wright	Director	May 4, 2016
Phillip D. Wright

EXHIBIT INDEX

Exhibit No.
4.1

Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B filed on October 26, 2011), and Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K12B filed on October 26, 2011).

4.2	Certificate of Correction of the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K for the year ended December 31, 2013).

4.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 4, 2015).

5.1*	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on signature page hereto).

99.1

Aegion Corporation 2016 Non-Employee Director Equity Plan (incorporated by reference to Appendix C to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-35328), filed by the Registrant on March 11, 2016).

* Filed herewith.